Exhibit 10.44

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) dated as of September 5, 2003 (the “Execution Date”) is made by and between ArQule, Inc., a Delaware corporation (the “Company”) with its principal offices at 19 Presidential Way, Woburn, Massachusetts 01801, and Chiang J. Li, M.D. (“Executive”) whose current principal residential address is 61 Gardner Street, West Roxbury, Massachusetts 02132.

WHEREAS, the Company desires to employ Executive in a senior executive and officer capacity and to enter into an agreement embodying the terms of such employment; and

WHEREAS, Executive desires to accept such employment and enter into such an agreement;

NOW, THEREFORE, in consideration of the promises, and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Company and Executive (the “Parties”) hereby agree as follows:

1.                                       Term of Employment.  The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth in this Agreement, for a period commencing on September 8, 2003 (the “Effective Date”) and continuing until terminated in accordance with the provisions of Section 5 (the “Employment Term”).

2.                                       Title; Duties.  During the Employment Term, Executive shall serve as Vice President, Chief Scientific Officer and Head of the ArQule Biomedical Institute of the Company reporting solely to the Chief Executive Officer.  Executive hereby agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities consistent with such position as the Chief Executive Officer shall from time to time reasonably assign to Executive.

3.                                       No Conflict.  During the Employment Term, Executive shall devote substantially all of Executive’s business time and efforts to the performance of Executive’s duties hereunder and shall not, directly or indirectly, engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such duties without the prior written consent of the Chief Executive Officer, which consent shall not be unreasonably withheld, delayed or conditioned, provided that nothing contained in this Section 3 will be deemed to prevent or limit Executive’s right to manage his personal investments on his own personal time, subject to the terms and conditions of the NDA (as defined in Section 5.2, below).  Executive represents and warrants that Exhibit A attached hereto states all current business relationships, including, but not limited to, consulting agreements, confidentiality agreements and non-competition agreements to which Executive is a party as of the Execution Date.

4.                                       Compensation and Benefits.

4.1.                              Base Salary and Bonus.  During the Employment Term, the Company shall pay Executive for Executive’s services hereunder a base salary at the initial annual rate of $280,000, payable in regular installments in accordance with the Company’s usual payment practices and subject to annual review and upward adjustment by the Chief Executive Officer or the Chief Executive Officer’s designee in his or her sole discretion.  Such amount (as it may be raised (but not decreased) from time to time in accordance with this Section 4.1) shall be referred to herein as the “Base Salary.”  Executive shall also be eligible to receive a discretionary annual cash bonus with an initial target of 25% of Base Salary based on Company and individual performance, and subject to pro-ration in Executive’s first partial calendar year of employment, and in a partial year in which Executive resigns pursuant to Section 4.2.2(b), if any.  Executive shall also be eligible to participate in any and all other bonus plans and packages that are made available to the Company’s executives, on a basis consistent with Executive’s position and then-current Base Salary and in accordance with the policies and practices of the Company and the Company’s Board of Directors (the “Board”).

4.2.                              Additional Compensation.

4.2.1.                     Stock Option Grant.  As further compensation for Executive’s services hereunder, the Company shall grant to Executive, on the Effective Date, a stock option (the “Stock Option”) to purchase 115,000 shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), pursuant to the Company’s Amended and Restated 1994 Equity Incentive Plan (the “Plan”) and in accordance with the terms, and subject to a vesting schedule pursuant to which twenty-five percent (25%) of the shares shall vest annually commencing on July 2, 2003(two thousand three), and other conditions, set forth in the form of Option Certificate attached hereto as Exhibit B.  The method of determining the exercise price of such Stock Option is set forth in the attached Exhibit C.

4.2.2                        Acceleration of Options.

(a)                                  Termination.  Starting on the Effective Date, in the event that Executive’s employment is terminated or deemed terminated without Cause pursuant to Section 5.1, the Stock Option shall become immediately exercisable as to all option shares without regard to the vesting schedule set forth on the Option Certificate.

(b)                                 Academic Appointment.  In the event that following the second anniversary of the Effective Date, Executive resigns from the Company and accepts a full time appointment from and commences full time academic duties with an academic institution, the Stock Option shall become immediately exercisable as to all option shares without regard to the vesting schedule set forth on the Option Certificate.

4.3.                              Executive Benefits.  During the Employment Term and subject to any contributions therefor generally required of senior executives of the Company, Executive shall be entitled to receive such employee benefits (including fringe benefits, 401(k) plan participation, and life, health, accident and disability insurance) which the Company may, in its sole and absolute discretion, make available generally to its senior executives or personnel similarly situated; provided, however, that it is hereby acknowledged and agreed that any such employee benefit plans may be altered, modified or terminated by the Company at any time in its sole discretion without recourse by Executive.

4.4.                              Paid Time Off.  Executive shall be entitled to four weeks (20 working days) of paid time off (“PTO”) per annum during the Employment Term, to be taken at such time or times as shall be mutually convenient for the Company and Executive; provided, however, that the Company may elect to increase the annual time to which Executive shall be entitled to PTO.  Unused PTO shall be allocated pursuant to the Company’s existing policies and practices.

4.5.                              Business Expenses and Perquisites.  Upon delivery of adequate documentation of expenses incurred in accordance with the policies and practices of the Company, Executive shall be entitled to reimbursement by the Company during the Employment Term for reasonable travel, entertainment and other business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with such policies as the Company may from time to time have in effect.

5.                                       Termination.

5.1                                 Without Cause by the Company.  Executive’s employment hereunder may be terminated by the Company at any time without Cause (as defined in Section 5.2) upon not less than fourteen (14) days prior written notice from the Company to Executive.  The effective date of Executive’s termination shall be referred to herein as the “Termination Date.”  If Executive’s employment is terminated by the Company pursuant to this Section 5.1, the Company shall pay Executive all amounts owed to Executive for work performed prior to the Termination Date plus the following amounts and consideration (the “Severance Package”), subject to standard payroll deductions and withholdings:  (i) the Base Salary through the end of the twelve (12) month period commencing on the Termination Date, to be paid in a lump sum; (ii) the costs associated with continuing the benefits which Executive is entitled to receive pursuant to Section 4.3 of this Agreement at the level in effect as of the Termination Date (subject to any employee contribution requirements applicable to Executive on the Termination Date) through the twelve (12) month period commencing on the Termination Date; (iii) the cash value of any accrued but unused PTO, as of the Termination Date; (iv) as provided in Section 4.2.2(a), the Stock Option shall become immediately exercisable as to all option shares without regard to the vesting schedule set forth on the Option Certificate; and (v) the average bonus, if any, paid by the Company to Executive with respect to the two (2) years preceding the year in which the Termination Date occurs.  The payment to Executive of any benefits other than the Severance Package following the termination of Executive’s employment pursuant to this Section 5.1 shall be determined by the Board in its sole discretion in accordance with the policies and practices of the Company and applicable laws.  For purposes of this Section 5.1, a “termination without cause” shall be deemed to occur, and Executive shall be entitled to the Severance Package, in the event that any of the following occur and Executive provides to the Company Notice of Termination (as defined in Section 5.6) within forty-five (45) days thereafter: (a) the Company materially reduces or diminishes Executive’s compensation or responsibilities or title without Cause; (b) the Company relocates Executive’s place of employment without Executive’s written consent by a distance of more than fifty (50) miles, excluding any relocation to the Company’s existing offices in Medford or Woburn, MA which would not constitute a deemed termination; (c) within six (6) months of a Change of Control, the Company changes Executive’s reporting relationship so that Executive no longer reports directly to Stephen A. Hill; or (d) the Company materially breaches any of its obligations to Executive pursuant to this Agreement, and fails to cure such breach within 30 days of receipt of notice thereof.  For purposes of the immediately preceding subsection (c), any one of the following events shall be considered a “Change of Control” of the Company:

(a)                                  the acquisition by any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934) of any amount of the Company’s Common Stock so that such person holds or controls fifty percent (50%) or more of the Company’s Common Stock;

(b)                                 the merger or consolidation of the Company with or into any other entity in which the holders of the Company’s outstanding shares of capital stock immediately before such merger or consolidation do not, immediately after such merger or consolidation, retain capital stock representing a majority of the voting power of the surviving entity of such merger or consolidation;

(c)                                  a sale of all or substantially all of the assets of the Company to a third party;

(d)                                 within any twenty-four (24) month period, the election by the stockholders of the Company of twenty percent (20%) or more of the directors of the Company other than pursuant to nomination by the Company’s management; or

(e)                                  the execution of a legally binding, definitive agreement approved by the Board of Directors providing for any of the events set forth in (a), (b), (c) or (d) above.

5.2.                              For Cause by the Company.  Notwithstanding any other provision of this Agreement, Executive’s employment hereunder may be terminated by the Company at any time for Cause.  For purposes of this Agreement, “Cause” shall mean:  (i) Executive’s arbitrary, unreasonable, or willful failure to follow the reasonable instructions of the Chief Executive Officer or otherwise perform Executive’s duties hereunder (other than as a result of a Disability (as defined in Section 5.3)) for thirty (30) days after a written demand for performance is delivered to Executive on behalf of the Company which demand specifically identifies the manner in which the Company alleges that Executive has not substantially followed such instructions or otherwise performed Executive’s duties; (ii) Executive’s willful misconduct that is materially injurious to the Company (whether from a monetary perspective or otherwise); (iii) Executive’s willful commission of an act constituting fraud with respect to the Company; (iv)

conviction of Executive for a felony under the laws of the United States or any state thereof; or (v) Executive’s material breach of Executive’s obligations under Section 6 hereof or under the Employee Non-Disclosure and Inventions Agreement in a form substantially similar to the form attached hereto as Exhibit D, to be executed by Executive as of the Execution Date (the “NDA”).  If Executive’s employment is terminated by the Company for Cause, the Company shall pay Executive all amounts owed to Executive for work performed prior to the Termination Date, plus the cash value of any accrued but unused PTO, as of the Termination Date.  The payment to Executive of any other benefits following the termination of Executive’s employment pursuant to this Section 5.2 shall be determined by the Board in its sole discretion in accordance with the policies and practices of the Company and applicable laws.

5.3.                              Disability.  Subject to the requirements of the Americans with Disabilities Act, Massachusetts General Laws Chapter 151B and any other applicable laws, Executive’s employment hereunder may be terminated by the Company at any time in the event of the Disability of Executive.  For purposes of this Agreement, “Disability” shall mean the inability of Executive to perform substantially Executive’s duties hereunder due to physical or mental disablement which continues for a period of four (4) consecutive months during the Employment Term, as determined by an independent qualified physician mutually acceptable to the Company and Executive (or Executive’s personal representative) or, if the Company and Executive (or such representative) are unable to agree on an independent qualified physician, as determined by a panel of three physicians, one designated by the Company, one designated by Executive (or such representative) and one designated by the two physicians so designated.  If Executive’s employment is terminated by the Company for Disability, the Company shall pay Executive all amounts owed to Executive for work performed prior to the Termination Date, plus the Severance Package, except that the Base Salary paid as a part of the Severance Package shall be reduced by the amount of Base Salary, salary continuation (short-term disability), and cash disability benefits (long-term disability) paid to Executive for the corresponding period under the Company’s employee benefit plans as then in effect.  The payment to Executive of any benefits other than the Severance Package following the termination of Executive’s employment pursuant to this Section 5.3 shall be determined by the Board in its sole discretion in accordance with the policies and practices of the Company and applicable laws.

5.4.                              Death.  Executive’s employment hereunder shall automatically terminate in the event of Executive’s death.  If Executive’s employment is terminated by the death of Executive, the Company shall pay to Executive’s estate or legal representative all amounts owed to Executive for work performed through the last day of Executive’s actual employment by the Company plus the Severance Package.  The payment to Executive of any benefits other than the Severance Package following the termination of Executive’s employment pursuant to this Section 5.4 shall be determined by the Board in its sole discretion in accordance with the policies and practices of the Company and applicable laws.

5.5.                              Termination by Executive.  Executive’s employment hereunder may be terminated by Executive at any time upon not less than three (3) months prior written notice from Executive to the Company.  Executive agrees that such notice period is reasonable and necessary in light of the duties assumed by Executive pursuant to this Agreement and fair in light of the consideration Executive is receiving pursuant to this Agreement.  If Executive terminates

Executive’s employment with the Company pursuant to this Section 5.5, the Company shall pay Executive only an amount equal to the Base Salary through the Termination Date, plus the cash value of any accrued but unused PTO, as of the Termination Date.

5.6.                              Notice of Termination.  Any purported termination of employment by the Company or by Executive shall be communicated by written Notice of Termination to the other Party in accordance with Section 8 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

5.7.                              Survival.  The provisions of Section 6 shall survive the termination of this Agreement.

6.                                       Confidentiality.

6.1                                 Definitions.  As used herein, the term “Confidential Information” shall mean any and all ideas, inventions information, know-how, compounds, materials and other items (whether patentable or not) that are confidential or proprietary to the Company (or to its affiliates, collaborators, consultants, suppliers, or customers) whether disclosed in written, oral, tangible or other form and whether or not labeled or otherwise identified as confidential or proprietary.  Confidential Information shall include, without limitation, the following to the extent proprietary to the Company (or to its affiliates, collaborators, consultants, suppliers or customers) and not publicly available:

(a)                                  inventions, trade secrets, discoveries and computer programs, and any improvements or modifications thereto;

(b)                                 engineering, research, development and design projects, data, designs, drawings and specifications;

(c)                                  manufacturing, development and other technical processes, applications, methods, apparatus and equipment;

(d)                                 business information such as lists of approved components and sources, price lists, product costs, production schedules, business plans, sales information, profit and loss information, and customer and collaborator lists;

(e)                                  any and all reagents, substances, chemical compounds, subcellular constituents, cells or cell lines, organisms and progeny, and mutants, as well as any and all derivatives or replications derived from or relating to such materials; and

(f)                                    any and all information, materials and other items supplied by third parties to the Company (or generated by the Company for third parties) under an obligation of confidentiality.

6.2                                 Non-Disclosure.  Executive shall not at any time (whether during or after Executive’s employment with the Company) disclose or use any Confidential Information for Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other organization, entity or enterprise (a “Person”) other than the Company.

6.3                                 Exceptions.  Notwithstanding any other provision in the Agreement, Confidential Information shall not include any information or material which:

(a)  is or becomes generally available to the public other than as a result of disclosure thereof by Executive:

(b)  is lawfully received by Executive on a non-confidential basis from a third party that is not itself under an obligation of confidentiality or non-disclosure to the Company (or any other employer of Executive) with respect to such information;

(c)  can be shown by Executive to have been independently (and not under the auspices of the Company or any other employer of Executive) developed by Executive;

(d)  Executive establishes by competent proof was in Executive’s possession at the time of disclosure by the Company (or any other employer of Executive) and was not acquired, directly or indirectly from the Company (or such other employer); or

(e)  is required to be publicly disclosed by law or by regulation; provided, however, that in such event Executive shall provide the Company with prompt advance notice of such disclosure so that the Company has the opportunity if it so desires to seek a protective order or other appropriate remedy.

6.4                                 Return of Company Property.  Executive agrees that upon termination of Executive’s employment hereunder, Executive shall return immediately to the Company any proprietary materials, any materials containing Confidential Information and any other Company property then in Executive’s possession or under Executive’s control, including, without limitation all notes, drawings, lists, memoranda, magnetic disks or tapes, or other recording media containing such Confidential Information, whether alone or together with non-confidential information, all documents, reports, files, memoranda, records, software, credit cards, door and file keys, telephones, computers, PDAs, computer access codes, disks and instructional manuals, or any other physical property that Executive received, prepared, or helped prepare in connection with Executive’s employment under this Agreement. Upon termination, Executive shall not retain any copies, duplicates, reproductions, or excerpts of Confidential Information, nor shall Executive show or give any of the above to any third party.  Executive further agrees that Executive shall not retain or use for Executive’s account at any time any trade name, trademark, service mark, logo or other proprietary business designation used or owned in connection with the business of the Company.

7.                                       Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 6 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining orders, temporary or permanent injunctions or any other equitable remedy which may then be available.

8.                                       Notices.  Any notice hereunder by either Party to the other shall be given in writing by personal delivery, telex, facsimile, overnight courier or certified mail, return receipt requested, addressed, if to the Company, to the attention of the Chief Executive Officer with a copy to the General Counsel at the Company’s executive offices or to such other address as the Company may designate in writing at any time or from time to time to Executive, and if to Executive, to Executive’s most recent address on file with the Company.  Notice shall be deemed given, if by personal delivery or by overnight courier, on the date of such delivery or, if by telex or facsimile, on the business day following receipt of answer back or facsimile information or, if by certified mail, on the date shown on the applicable return receipt.

9.                                       Assignment.  This Agreement may not be assigned by either Party without the prior written consent of the other Party, provided however that the Company may assign this Agreement without Executive’s consent in the event of a merger, acquisition, or transfer of all or substantially all of the assets of the Company with or to a third party (a “Merger”).  In the event of a Merger, the Company shall require any successor Person to assume and agree to perform this Agreement.

10.                                 Entire Agreement.  The NDA and this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and there have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof.  In the extent there is any conflict between this Agreement and the NDA, this Agreement shall prevail.  As of the Execution Date, this Agreement shall supercede and replace in its entirety the letter agreement by and between the Parties dated July 29, 2003 (the “Original Agreement”) and the Original Agreement shall be of no further force or effect.

11.                                 Expenses.  The Parties shall each pay their own respective expenses incident to the enforcement or interpretation of, or dispute resolution with respect to, this Agreement, including all fees and expenses of their counsel for all activities of such counsel undertaken pursuant to this Agreement, provided, however, that in the event Executive is the prevailing Party in any judicial or arbitral proceeding relating to this Agreement, the Company shall reimburse Executive for all reasonable costs, fees and expenses (including reasonable attorneys’ fees) incurred by Executive in connection with such proceeding.

12.                                 Arbitration.  In the event any dispute should arise between the Parties with respect to any of the terms and conditions of this Agreement, then, at the initiation of either Party, such dispute shall be submitted and finally settled by arbitration in Boston, Massachusetts under the rules of the Employment Disputes Rules of the American Arbitration Association by an arbitrator selected by the American Arbitration Association.  The dispute shall be determined in accordance with Section 18 of this Agreement, except with respect to issues of arbitrability, which shall be governed by the Federal Arbitration Act, 9 U.S.C. Secs. 1-16, and not state law.  The arbitrator shall allow such discovery as is appropriate to the purposes of arbitration in accomplishing a fair, speedy and cost-effective resolution of the dispute.  If any Party fails to participate in the arbitration proceedings, the arbitrators may proceed to decision based on expedited written submissions by the participating Party.  The award rendered by the arbitrator shall be nonappealable, final and binding upon the Parties, and judgment upon the award rendered may be entered by either Party in any court of competent jurisdiction. The Parties agree not to institute any litigation or proceedings against each other in connection with this Agreement except as provided in this Section 12, provided, however, that either Party shall have the right to seek injunctive relief or other provisional remedies in any federal or state court of competent jurisdiction in the Commonwealth of Massachusetts.

13.                                 Waivers and Further Agreements.  Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; provided, however, that no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the Party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.  Each of the Parties agrees to execute all such further instruments and documents and to take all such further action as the other Party may reasonably require in order to effectuate the terms and purposes of this Agreement.

14.                                 Amendments.  This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by both Parties.

15.                                 Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

16.                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.                                 Section Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

18.                                 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Agreement as of the Execution Date.

ARQULE, INC.

By:
Name:	Stephen A. Hill
Title:	President and Chief Executive Officer

Chiang J. Li, M.D.

EXHIBIT A

Business Relationships

Executive’s non-paid academic service (less than 10% of professional time) include:

1.                                       Attending/Teaching Physician in Internal Medicine and Gastroenetrology/Hepatology at Beth Israel Deaconess Medical Center, Harvard Medical School.

2.                                       Advisor to postdoctoral fellows at BIDMC, Harvard Medical School.

EXHIBIT B

Option Certificate

EXHIBIT C

Determination of Option Price

The exercise price of the Stock Option is the Fair Market Value of ArQule’s Common Stock (as defined below) as of the date of the commencement of Executive’s employment with the Company.

The Fair Market Value of ArQule’s Common Stock shall be the closing price of the Common Stock as reported by the Nasdaq National Market on the trading day immediately prior to the date of the commencement of Executive’s employment with the Company.

EXHIBIT D

EMPLOYEE NON-DISCLOSURE AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by ArQule, Inc., a Delaware corporation, and its successors, subsidiaries, and affiliates (collectively, the “Company”), and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I agree as follows:

1.              Confidential Information and Proprietary Materials

I understand that the Company continually obtains and develops valuable proprietary and confidential information concerning its business, business relationships, and financial affairs (as further defined below, the “Confidential Information”) and valuable Proprietary Materials (as defined below) which may become known to me in connection with my employment.

I acknowledge that all Proprietary Materials and all Confidential Information are and shall remain the exclusive property of the Company or of the third party providing such Proprietary Materials or Confidential Information to me or the Company.  By way of illustration, but not limitation, Confidential Information may include Inventions (as defined below), trade secrets, technical information, know-how, research and development activities of the Company, product and marketing plans, customer and supplier information, and information disclosed to the Company or to me by third parties of a proprietary or confidential nature or under an obligation of confidence.  Confidential Information is contained in various media, including without limitation, patent applications, computer programs in object and/or source code, flow charts and other program documentation, manuals, plans, drawings, designs, technical specifications, laboratory notebooks, supplier and customer information, internal financial data, and other documents and records of the Company, whether or not in writing and whether or not labeled or identified as confidential or proprietary.  As used in this Agreement “Proprietary Materials” shall include, without limitation: any and all reagents, substances, chemical compounds, subcellular constituents, cells or cell lines, organisms and progeny, and mutants, as well as any and all derivatives or replications derived from or relating to such materials.

I agree that I shall not, during the term of my employment and thereafter, publish, disclose, or otherwise make available to any third party, other than employees of the Company, any Confidential Information or Proprietary Materials except as expressly authorized in writing by the Company.  I agree that I shall use such Confidential Information and Proprietary Materials only in the performance of my duties for the Company and in accordance with any Company policies regarding the protection of Confidential Information and Proprietary Materials.  I agree not to use such Confidential Information or Proprietary Materials for my own benefit or for the benefit of any person or business entity other than the Company.

I agree to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information and Proprietary Materials in my possession.  I further agree not to remove any Proprietary Materials or materials containing Confidential Information from the Company’s premises except to the extent necessary to my employment. Upon the termination of my employment, or at any time upon the Company’s request, I shall return immediately to the Company any and all Proprietary Materials and any materials containing any Confidential Information then in my possession or under my control.

Confidential Information shall not include information that (a) is or becomes generally known within the Company’s industry through no fault of mine; (b) was known to me at the time it was disclosed as evidenced by my written records at the time of disclosure; or (c) is lawfully and in good faith made available to me by a third party who did not derive it from the Company and who imposes no obligation of confidence on me.

2.               Assignment of Inventions

I agree promptly to disclose to the Company any and all ideas, concepts, discoveries, inventions, developments, original works of authorship, software programs, software and systems documentation, trade secrets, technical data, know-how, and Proprietary Materials that relate, directly or indirectly, to the business of the Company or that arise out of my employment with the Company and that are conceived, devised, invented, developed, or reduced to practice or tangible medium by me, under my direction, or jointly by me and others during any period that I am employed or engaged by the Company, whether or not during normal working hours or on the premises of the Company (“Inventions”).

I hereby assign to the Company all of my right, title, and interest to the Inventions and any and all related patent rights, copyrights, and applications and registrations for such patent rights and copyrights.  During and after my employment, I shall cooperate with the Company, at the Company’s expense, in obtaining proprietary protection for the Inventions and I shall execute all documents that the Company shall reasonably request in order to perfect the Company’s rights in the Inventions.  I hereby appoint the Company my attorney to execute and deliver any such documents on my behalf in the event I should fail or refuse to do so within a reasonable period of time following the Company’s request.  I understand that, to the extent this Agreement shall be construed in accordance with the laws of any state that limits the assignability to the Company of certain employee inventions, this Agreement shall be interpreted not to apply to any such invention that a court rules or the Company agrees is subject to such state limitation.

I further represent that the attached Schedule A contains a complete list of all inventions made, conceived, or first reduced to practice by me, under my direction, or jointly by me and others prior to my employment with the Company (“Prior Inventions”) and that are not assigned to the Company under the terms of this Agreement. If there are no Prior Inventions listed in Schedule A, I represent that there are no such Prior Inventions.

3.               Other Business Relationships

                                                I hereby represent to the Company that, except as identified on Schedule B, I am not bound by any agreement or any other previous or existing business relationship that conflicts with or prevents the full performance of my duties and obligations to the Company (including my duties and obligations under this or any other agreement with the Company) during my employment, such as confidentiality agreements or covenants restricting future employment.

I understand that the Company does not desire to acquire from me any trade secrets, know-how, or confidential business information that I may have acquired from others. Therefore, I agree that during my employment with the Company, I will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or any other person or entity with whom I have an agreement or to whom I owe a duty to keep such information in confidence.  Those persons or entities with whom I have such agreements or to whom I owe such a duty are identified on Schedule B.

4.               Non-Solicitation of Employees; Non-Competition

I acknowledge the highly competitive nature of the business of the Company and its affiliates, and accordingly agree as follows:

A.                                   During my employment with the Company or any of its affiliates and for a period of one (1) year thereafter, I will not directly or indirectly, alone or through any other organization or entity, including without limitation becoming an employee, investor (except as provided below), officer, agent, partner or director of any such organization or entity, engage in any activity that competes with the business of the Company and its affiliates (“Competitive Activity”).  For purposes of this Agreement, Competitive Activity means all business activities of the Company and its affiliates worldwide.  Notwithstanding the foregoing, I will not be deemed to be engaged directly or indirectly in any Competitive Activity if I participate in any such business solely (a) as a passive investor in up to one percent (1%) of the equity securities of a company or partnership, or (b) in connection with full time academic duties with an academic institution.

B.                                    During my employment with the Company or any of its affiliates and for a period of one (1) year thereafter, I will not directly or indirectly: (a) solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of the Company or its affiliates with whom the Company or its affiliates has or is actively negotiating a written agreement as of the date as of which my employment with the Company or any of its affiliates terminates (the “Separation Date”); (b) recruit, solicit or hire any person who is, or within the six (6) month period preceding the Separation Date was, an officer, director or employee of the Company or any of its affiliates or was a scientific consultant with an exclusive arrangement with the Company or any of its affiliates; or (c) induce or attempt to induce any officer, director, employee consultant, agent or representative of the Company or any of its affiliates to discontinue his or her relationship with the Company or any of its affiliates or to commence an employment or other business relationship with another entity.

Your failure to comply with the requirements in this paragraph may result in termination for cause.

5.               No Obligation of Continued Employment

I understand that this Agreement does not constitute a contract of employment or create an obligation on the part of the Company to continue my employment with the Company.  I understand that my employment is “at will” and that my obligations under this Agreement shall not be diminished by any change in my position, title, or function with, or compensation by, the Company.

6.               Miscellaneous

This Agreement may be assigned by the Company to (a) any entity controlled by, controlling or under common control with the Company or (b) to any successor of its business to which this Agreement relates (whether by purchase, merger, consolidation or otherwise).  I may not assign or transfer any of my rights or obligations under this Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and other legal representatives, including, to the extent permitted by the terms of this Agreement, their assignees.

This Agreement supersedes all prior agreements, written or oral, with respect to the subject matter of this Agreement.  This Agreement may be changed only by a written instrument signed by both parties.

In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect.  If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.  I agree that should I violate any obligation imposed on me in this Agreement, I shall continue to be bound by the obligation until a period equal to the term of such obligation has expired without violation of such obligation.

No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

I acknowledge that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are reasonable for such purpose. I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach, the Company shall be entitled, in addition to monetary damages and to any other remedies available to the Company under this Agreement and at law, to equitable relief, including injunctive relief, and to payment by myself of all costs incurred by the Company in enforcing the provisions of this Agreement, including reasonable attorneys fees.

This Agreement shall be construed as a sealed instrument and shall in all events and for all purposes be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction.  Any action, suit, or other legal proceeding I may commence in order to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and I hereby consent to the jurisdiction of such court with respect to any action, suit, or proceeding commenced in such court by the Company.

I HAVE READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND I UNDERSTAND, AND AGREE TO, EACH OF SUCH PROVISIONS.

Date	Signature of Employee

Print Name

Acknowledged and agreed to by:

ARQULE, INC.

Anthony S. Messina
Vice President, Human Development

SCHEDULE A

PRIOR INVENTIONS

The following is a complete list of all Prior Inventions:

☐                                                                                 No Prior Inventions

☒                                                                                 See below for description of Prior Inventions

1.                                       Tat as a target for HIV therapeutics and vaccine

2.                                       Treatment of gastrointestinal and hepatic diseases by RNA interference

3.                                       In vivo delivery of RNA interference

4.                                     Treatment of human diseases with a modified antibody technology

5.                                     A vaccination methodology for the prevention of human colon cancer

6.                                     Activated checkpoint therapy against human cancer (licensed to Cyclis Pharmaceuticals)

7.                                     Treatment of human cancers with beta-lapachone and derivatives (licensed by Cyclis Pharmaceuticals)

☐                                                                                 Additional Sheets Attached

If I am claiming any Prior Inventions above, I agree that, if in the course of my employment with the Company, I incorporate into a Company product, process, or machine a Prior Invention owned by me or in which I have an interest, the Company shall automatically be granted and shall have a nonexclusive, royalty-free, irrevocable, transferable, perpetual worldwide license, with the right to grant sublicenses, to make, have made, modify, use, and sell such Prior Invention as part of, or in connection with, such product, process, or machine.

SCHEDULE B

PRIOR COMMITMENTS